SIGNET JEWELERS REPORTS SECOND QUARTER FINANCIAL RESULTS

     Same Store Sales Increase 4.8%, Organic Same Store Sales Increase 6.3% Diluted Earnings Per Share $0.72, Organic Diluted Earnings Per Share $1.00 Significant Progress on Zale Acquisition Integration Leads to Increase in Synergy Expectations

HAMILTON, Bermuda, August 28, 2014 – Signet Jewelers Limited (“Signet”) (NYSE and LSE: SIG), the largest specialty retail jeweler in the US, UK and Canada, today announced its results for the 13 weeks (“second quarter Fiscal 2015”) and 26 weeks ended August 2, 2014. The results include 65 days of performance of the Zale division beginning May 30, 2014. Zale division operations excluding accounting adjustments contributed $256.8 million in sales, $1.7 million in operating income, and $0.01 in diluted earnings per share (“EPS”) in the second quarter Fiscal 2015.

	Second Quarter Fiscal 2015	Second Quarter Fiscal 2015
	Reported Results	Organic Results 1
Total sales	up 39.3%	up 11.2%
Same store sales	up 4.8%	up 6.3%
Operating income	$83.5 million, down 20.9%	$124.1 million, up 17.6%
EPS	$0.72, down 14.3%	$1.00, up 19.0%

1. Organic results exclude transaction, severance, and capital structure and financing items incurred as well as the results of Zale operations and related purchase accounting adjustments. Please see the schedule accompanying this release for a reconciliation of GAAP measures to organic measures, which are non-GAAP measures.

Mike Barnes, Chief Executive Officer, commented: “We delivered a very strong second quarter with increases of 6.3% in organic same store sales and 19.0% in organic EPS. Positive momentum at our UK division continued with our best quarterly same store sales increase in seven years, at 4.4%, and our best operating margin in five years. Same store sales at our Sterling Jewelers division, which includes Kay and Jared, increased 6.7% and delivered strong operating results. I would like to thank all Signet associates globally for their contributions to these results.

We are now even more excited about the acquisition of Zale, having begun the integration process. Our integration teams are successfully sharing best practices with implementation already benefitting both organizations and importantly, moving us forward in a positive way. We believe three-year synergy opportunities will be $150 million to $175 million, up from our previous expectation of $100 million. I would like to thank all Signet associates throughout North America for their contributions to this acquisition integration.”

Second Quarter Fiscal 2015 EPS

Second quarter EPS was $0.72. Second quarter organic EPS was $1.00, an increase of 19.0% compared to prior year EPS of $0.84. Organic EPS to EPS can be reconciled as follows:

	Transaction	Severance	Accounting	Capital structure and	Zale
Organic EPS	costs	costs	adjustments	financing	operations	EPS

$1.00	$(0.14)	$(0.11)	$(0.10)	$0.06	$0.01	$0.72

Second Quarter Fiscal 2015 Sales Highlights:

Total sales were $1,225.9 million, up $345.7 million or 39.3%, compared to $880.2 million in the 13 weeks ended August 3, 2013 (“second quarter Fiscal 2014” or “prior year second quarter”). The increase was primarily driven by the addition of the Zale division which added $247.5 million of sales to second quarter Fiscal 2015. Organic same store sales increased 6.3% compared to an increase of 3.6% in the second quarter Fiscal 2014. eCommerce sales were $50.5 million compared to $31.2 million in the second quarter Fiscal 2014, up $19.3 million or 61.9%. Organic eCommerce sales were $39.0 million, a 25.0% increase over prior year.

·	Sterling Jewelers division sales increases were driven by particular strength in bridal brands, fashion diamonds and watches. The number of transactions and the average transaction price in Sterling increased 5.8% and 4.6%, respectively. eCommerce sales in the Sterling division were $29.5 million, up 16.6%.

·	Zale division sales were driven by branded sales in bridal and fashion in the Zale Jewelry operating segment offset, somewhat, by non-branded merchandise. eCommerce sales in the Zale division were $11.5 million. Sales were in-line with management expectations which incorporated a level of expected business disruption and a $9.3 million unfavorable sales impact due to purchase accounting adjustments associated with deferred revenue.

·	UK division sales increases were driven by strategic initiatives to grow diamond sales and the continuing success of the watch business. The number of merchandise transactions increased by 4.8% primarily due to higher sales of fashion watches and jewelry and more effective store events. The average merchandise transaction value declined by (0.9)% primarily driven by sales mix. eCommerce sales in the UK were $9.5 million, up 61.0%.

Sales change from previous year

			Total sales at
	Same	Non-same	constant	Exchange	Total
Second Quarter	store	store	exchange	translation	sales as	Total sales
Fiscal 2015	sales¹	sales, net²	rate³	impact³	reported	(in millions)

Kay	8.1%	2.9%	11.0%	—	11.0%	$496.5
Jared 4	4.9%	6.2%	11.1%	—	11.1%	$264.7
Regional brands	1.9%	(13.6)%	(11.7)%	—	(11.7)%	$49.2

Sterling Jewelers division	6.7%	2.7%	9.4%	—	9.4%	$810.4

Zales Jewelers	(1.0)%	—	—	—	—	$158.3
Gordon’s Jewelers	(5.7)%	—	—	—	—	$12.7
Zale US Jewelry	(1.3)%	—	—	—	—	$171.0
Peoples Jewellers	3.9%	—	—	—	—	$37.0
Mappins	(4.3)%	—	—	—	—	$7.0
Zale Canada Jewelry	2.5%	—	—	—	—	$44.0
Zale Jewelry	(0.6)%	—	—	—	—	$215.0
Piercing Pagoda	(2.8)%	—	—	—	—	$32.5

Zale division	(0.9)%	—	—	—	—	$247.5

H.Samuel	2.6%	(1.0)%	1.6%	11.1%	12.7%	$81.8
Ernest Jones	6.4%	3.6%	10.0%	12.0%	22.0%	$81.1

UK division	4.4%	1.2%	5.6%	11.5%	17.1%	$162.9

Other segment	—	NM	NM	—	NM	$5.1

Signet	4.8%	32.1%	36.9%	2.4%	39.3%	$1,225.9

Organic Signet 3	6.3%	3.0%	9.3%	1.9%	11.2%	$978.4

1.	Based only on stores opened for at least 12 months.

2.	Includes all sales from stores not open for 12 months.

3.	Non-GAAP measure.

4.	Includes 31 stores that were converted from regional brands.

5.	Includes sales from Signet’s diamond sourcing initiative. NM - not meaningful.

Second Quarter Fiscal 2015 Financial Highlights:

Gross margin was $409.0 million or 33.4% of sales compared to $309.7 million or 35.2% of sales in the second quarter Fiscal 2014 due primarily to the addition of Zale. Organic gross margin was $340.0 million or 34.8% of sales. The difference between second quarter Fiscal 2015 gross margin and organic gross margin was attributable primarily to lower gross margins associated with the Zale division and purchase accounting adjustments. Zale operates with a lower gross margin structure than Sterling Jewelers and represents an area of focus on applying best practices for improvement.

Signet’s organic gross margin rate was down 40 basis points due principally to two factors in the UK division. Strategic initiatives directed at diamond and gold merchandise which, although reduced Signet’s organic gross margin rate, successfully drove incremental gross margin dollars; and a shift in merchandise mix as a result of strong watch sales.

Selling, general and administrative expenses (“SGA”) were $379.2 million or 31.0% of sales compared to $250.5 million or 28.5% of sales in the second quarter Fiscal 2014. The $128.7 million SGA increase was primarily made up of: $81.8 million from the Zale division, $17.1 million from transaction costs, $13.7 million from severance costs, and partially offset by a $3.0 million SGA reduction from purchase accounting adjustments. Organic SGA was $269.6 million or 27.6% of sales. The 90 basis point decrease in the organic SGA rate compared to second quarter Fiscal 2014 was driven primarily by leverage in store staff costs and centralized costs due to higher sales.

Other operating income was $53.7 million (second quarter Fiscal 2014: $46.3 million), up $7.4 million or 16.0%. This increase was primarily due to higher interest income earned from higher outstanding receivable balances. Operating income was $83.5 million, or 6.8% of sales (second quarter Fiscal 2014: $105.5 million or 12.0% of sales). Organic operating income was $124.1 million, or 12.7% of sales, up 70 basis points versus prior year. Net interest expense was $13.7 million compared to $1.0 million in the prior year second quarter. The increase in interest expense was driven by the addition of $1.4 billion of financing at a weighted average interest cost of 2.6% related to the Zale acquisition. Included in interest expense was a write-off of fees of $0.7 million associated with the previous credit facility. In comparison, the Company had no debt at the end of the second quarter Fiscal 2014. Income tax expense was $11.8 million (second quarter Fiscal 2014: $37.1 million), an effective tax rate (“ETR”) of 16.9% (second quarter Fiscal 2014: 35.5%). Organic income tax expense was $43.5 million with an ETR of 35.2%. The forecasted ETR for Fiscal 2015 is 29.3% which is lower than the ETR of 35.1% applied as of first quarter Fiscal 2015. This reduction of 5.8% in Signet’s ETR primarily reflects the benefit of Signet’s amended capital structure and the global financing arrangements utilized to fund the acquisition of Zale.

Net income was $58.0 million (second quarter Fiscal 2014: $67.4 million), or $0.72 per share. Organic net income was $79.9 million or $1.00 per share.

The weighted average diluted number of common shares outstanding was 80.2 million compared to 80.7 million in second quarter Fiscal 2014.

Balance Sheet and Other Highlights at August 2, 2014:

Cash and cash equivalents were $215.0 million compared to $212.9 million as of August 3, 2013. The virtually unchanged cash position was due to a variety of nearly offsetting factors including higher cash flows generated from operating activities, lower share repurchases, higher capital spending, higher dividends, and the financing and closing of the Zale acquisition.

Net accounts receivable were $1,316.0 million, up 14.2% compared to $1,152.1 million as of August 3, 2013. In the Sterling Jewelers division the credit participation rate was 60.0% in the 26 weeks ended August 2, 2014 (“year to date Fiscal 2015”) compared to 57.1% in the 26 weeks ended August 3, 2013 (“year to date Fiscal 2014”). The net bad debt as a percentage of the division’s total sales increased to 3.7% in year to date Fiscal 2015 compared to 3.6% in year to date Fiscal 2014, driven primarily by growth in the outstanding receivable balance from increased credit penetration. The portfolio continues to perform strongly as evidenced by the allowance for doubtful accounts as a percentage of ending accounts receivable decreasing 20 basis points from 7.2% as of August 3, 2013 to 7.0% as of August 2, 2014.

Net inventories were $2,345.3 million, up 65.4% compared to $1,417.7 million as of August 3, 2013. The increase was primarily due to:

·	The acquisition of the Zale division which has inventories of $841.3 million.

·	An increase in Sterling Jewelers inventory of $61.2 million due primarily to bridal and fashion brand extensions and new store growth.

·	An increase in UK inventory of $17.0 million due to the impact of foreign currency translation. (UK inventory decreased in local currency.)

·	An increase in Signet’s diamond sourcing initiative of $8.1 million.

Long term debt is $1.4 billion compared to $0.0 as of August 3, 2013 due to the acquisition of Zale.

On August 2, 2014, Signet had 3,589 stores, consisting of the following:
	Feb 1,	Acquired		Logo		Aug 2,
Store count	2014	stores	Openings	conversions	Closures	2014

Kay	1,055	-	31	-	(10)	1,076
Jared 1	203	-	4	33	-	240
Regional brands	213	-	0	(33)	(9)	171

Sterling Jewelers	1,471	-	35	-	(19)	1,487

Zales Jewelers	-	722	3	-	(2)	723
Gordon’s Jewelers	-	91	-	-	(7)	84
Peoples Jewellers	-	145	-	-	(1)	144
Mappins	-	48	-	-	(1)	47

Zale Jewelry segment	-	1,006	3	-	(11)	998
Piercing Pagoda	-	613	-	-	(2)	611

Zale division	-	1,619	3	-	(13)	1,609

H.Samuel	304	-	-	-	-	304
Ernest Jones	189	-	-	-	-	189

UK division	493	-	-	-	-	493

Signet	1,964	1,619	38	-	(32)	3,589

1. Includes 31 Jared Vault stores that were converted from regional brands.

Financial Guidance:
Third Quarter Fiscal 2015
Same Store sale	2.0% to 4.0%
EPS	($0.11)	to	($0.01)
Purchase accounting adjustments	($0.14)	to	($0.12)
Transaction costs	($0.09)	to	($0.07)
Adjusted EPS (“Organic EPS plus EPS attributable to Zale operations”)	$0.12 to $0.18

Adjusted EPS are expected to be unfavorably impacted by Zale operations in the third quarter Fiscal 2015 by $(0.21) to $(0.19).

Signet is providing annual EPS guidance for Fiscal 2015 on a one-time basis due to the complexity of the acquisition.

Fiscal 2015

EPS	$4.47 to $4.71
Purchase accounting adjustments	($0.41) to ($0.37)
Transaction costs	($0.50) to ($0.46)
Adjusted EPS (“Organic EPS plus EPS attributable to Zale operations”)	$5.38 to $5.54
Effective tax rate	29.3%
Capital expenditures	$240M to $260M
Net selling square footage growth	45.0% to 47.5%

Zale operations are expected to be accretive to Fiscal 2015 adjusted EPS by $0.18 to $0.24.

·	The weighted average common shares outstanding are expected to be 80.3 million.

·	Capital expenditures are expected to be $240 million to $260 million. This will be driven primarily by new Kay and Jared stores, store remodels, and approximately $55 million directed to the Zale division for information technology infrastructure and stores.

·	Signet net selling square footage is expected to increase 45.0% to 47.5% year-over-year. Store count changes:

	·	Sterling Jewelers division up 75-85 gross, 35-45 net

	·	UK division approximately unchanged

	·	Zale division 1,550-1,560

3-Year Acquisition Synergies

·	Signet anticipates realizing $150 million to $175 million in synergies from January 2015 to January 2018.

·	The sources of the expected incremental synergies are anticipated to broadly build upon the original expectations of supply chain/purchasing, expense reduction, and service capabilities and brand cross-selling.

Long Term Effective Tax Rate

·	Beyond FY 2015, the ETR is anticipated to be 28% to 29% due to the full year impact of Signet’s amended capital structure and financing arrangements partially offset by higher anticipated profits.

Conference Call:

A conference call is scheduled today at 8:30 a.m. ET (1:30 p.m. BST and 5:30 a.m. PT) and a simultaneous audio webcast and slide presentation are available at www.signetjewelers.com. The slides are available to be downloaded from the website ahead of the conference call. The call details are:

Dial-in:

+1 (847) 585 4405

Access code: 37774648

A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.

About Signet and Safe Harbor Statement

Signet Jewelers Limited is the largest specialty jewelry retailer in the US, UK and Canada. Signet's Sterling Jewelers division operates over 1,400 stores in all 50 states primarily under the name brands of Kay Jewelers and Jared The Galleria Of Jewelry. Signet's UK division operates approximately 500 stores primarily under the name brands of H.Samuel and Ernest Jones. Signet's Zale division operates over 1,600 locations in the US and Canada primarily under the name brands of Zales, Peoples, and Piercing Pagoda. Further information on Signet is available at

www.	signetjewelers.com. See also www.kay.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk,

www.	zales.com, www.peoplesjewellers.com and www.pagoda.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, include statements regarding, among other things, Signet's results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words "expects," "intends," "anticipates," "estimates," "predicts," "believes," "should," "potential," "may," "forecast," "objective," "plan," or "target," and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, risks relating to Signet being a Bermuda corporation, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to consumer credit, seasonality of Signet's business, financial market risks, deterioration in consumers' financial condition, exchange rate fluctuations, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet's information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, the impact of the Zale acquisition on relationships, including with employees, suppliers, guests and competitors and any related impact on integration and anticipated synergies, the impact of stockholder litigation with respect to the Zale acquisition, and our ability to successfully integrate Zale's operations and to realize synergies from the transaction.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statement, see the "Risk Factors" section of Signet's Fiscal 2014 Annual Report on Form 10-K filed with the SEC on March 27, 2014 and the "Risk Factors" section of Signet's Quarterly Report on Form 10-Q filed with the SEC on June 3, 2014. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Contacts:
Investors:	James Grant, VP Investor Relations, Signet Jewelers	+1	(330) 668-5412
Press:	Alecia Pulman, ICR, Inc.	+1	(203)	682-8224

Non-GAAP Reconciliation for the second quarter ended August 2, 2014

						Capital
	Signet	Zale	Accounting	Severance	Transaction	Structure &	Signet
	Organic	Operations	Adjustments	Costs	Costs	Financing	Consolidated,
	Results	(1)	(2)	(3)	(4)	(5)	As Reported

Sales	978.4	256.8	(9.3)	-	-	-	1,225.9

Cost of sales	(638.4)	(173.3)	(5.2)	-	-	-	(816.9)

Gross margin	340.0	83.5	(14.5)	-	-	-	409.0

SGA	(269.6)	(81.8)	3.0	(13.7)	(17.1)	-	(379.2)

Other operating income	53.7	-	-	-	-	-	53.7

Operating income	124.1	1.7	(11.5)	(13.7)	(17.1)	-	83.5

Interest expense, net	(0.7)	(0.2)	(1.2)	-	-	(11.6)	(13.7)

Income before income taxes	123.4	1.5	(12.7)	(13.7)	(17.1)	(11.6)	69.8

Income taxes	(43.5)	(0.6)	4.8	5.2	5.9	16.4	(11.8)

Net income	79.9	0.9	(7.9)	(8.5)	(11.2)	4.8	58.0

Earnings per share	$ 1.00	0.01	(0.10)	(0.11)	$ (0.14)	0.06	0.72

Signet's 2nd quarter guidance	$0.95-1.05	N/A	N/A	N/A	$(0.15)–(0.13)	$(0.10)	N/A

As a percentage of sales

	Signet	Zale					Signet
	Organic	Operations					Consolidated,
	Results	(1)					As Reported

Sales	100.0%	100.0%					100.0%

Cost of sales	(65.2%)	(67.5%)					(66.6%)

Gross margin	34.8%	32.5%					33.4%

SGA	(27.6%)	(31.8%)					(31.0%)

Other operating income	5.5%	0.0%					4.4%

Operating income	12.7%	0.7%					6.8%

Interest expense, net	(0.1%)	(0.1%)					(1.1%)

Income before income taxes	12.6%	0.6%					5.7%

Income taxes	(4.4%)	(0.2%)					(1.0%)

Net income	8.2%	0.4%					4.7%

(1)	Includes the 65-day results of Zale’s from acquisition date to the end of second quarter.

(2)	Includes deferred revenue adjustments related to acquisition accounting which resulted in a reset of deferred revenue associated with extended service plans previously sold by Zale. Similar to Signet’s Sterling Jewelers division, historically, Zale deferred the revenue generated by the sale of lifetime warranties and recognized revenue in relation to the pattern of costs expected to be incurred, which included a profit margin on activities related to the initial selling effort. In acquisition accounting, deferred revenue is only recognized when a legal performance obligation is assumed by the acquirer. The fair value of deferred revenue is determined based on the future obligations associated with the outstanding plans at the time of the Acquisition. The acquisition accounting adjustment results in a reduction to the deferred revenue balance from $183.8 million to $93.0 million as of May 29, 2014 as the fair value was determined through the estimation of costs remaining to be incurred, plus a reasonable profit margin on the estimated costs. Revenues generated from the sale of extended services plans subsequent to the Acquisition are recognized in revenue in a manner consistent with Signet’s methodology. Additionally, accounting adjustments include the recognition of a portion of the inventory fair value step-up of $31.3 million and amortization expense of intangibles.

(3)	During the second quarter, Signet incurred $13.7 million of severance costs related to Zale and other management changes. These costs are included within Signet’s “Other” segment.

(4)	Transaction costs include transaction-related and integration expenses associated with advisor fees for legal, tax, accounting and consulting expenses. These costs are included within Signet’s “Other” segment.

(5)	Financing costs include those costs to support the new capital structure. Included within the second quarter expense is a one-time write-off of $(0.7) million associated with Signet’s capitalized debt issuance costs associated with its prior credit facility agreement. These financing costs were offset by savings associated with Signet’s lower annual effective tax rate of 29.3%. The reduction in Signet’s forecasted annual effective tax rate primarily reflects the benefit of Signet’s amended capital structure and financing arrangements utilized to fund the acquisition of Zale.

Condensed Consolidated Income Statements
(Unaudited)

	13 weeks ended		26 weeks ended
	Aug 2,	Aug 3,	Aug 2,	Aug 3,
(in millions, except per share amounts)	2014	2013	2014	2013

Sales	$1,225.9	$880.2	$2,282.0	$1,873.8
Cost of sales	(816.9)	(570.5)	(1,465.8)	(1,181.3)

Gross margin	409.0	309.7	816.2	692.5
Selling, general & administrative expenses	(379.2)	(250.5)	(689.7)	(537.5)
Other operating income, net	53.7	46.3	107.7	93.3

Operating income	83.5	105.5	234.2	248.3
Interest expense, net	(13.7)	(1.0)	(15.5)	(1.9)

Income before income taxes	69.8	104.5	218.7	246.4
Income taxes	(11.8)	(37.1)	(64.1)	(87.2)

Net income	$58.0	$67.4	$154.6	$159.2

Earnings per share – basic	$0.73	$0.84	$1.93	$1.98
– diluted	$0.72	$0.84	$1.93	$1.97

Weighted average common shares outstanding – basic	79.9	80.3	79.9	80.6
– diluted	80.2	80.7	80.2	81.0

Condensed Consolidated Balance Sheets
(Unaudited)
	Aug 2,	Feb 1,	Aug 3,
(in millions, except par value per share amount)	2014	2014	2013

Assets

Current assets:
Cash and cash equivalents	$215.0	$247.6	$212.9
Accounts receivable, net	1,316.0	1,374.0	1,152.1
Other receivables	54.1	51.5	43.0
Other current assets	120.5	87.0	79.2
Deferred tax assets	2.3	3.0	2.3
Income taxes	15.5	6.5	12.8
Inventories	2,345.3	1,488.0	1,417.7

Total current assets	4,068.7	3,257.6	2,920.0

Non-current assets:
Property, plant and equipment, net of accumulated depreciation of $831.7,	627.8	487.6	434.9
$788.1 and $750.1, respectively
Goodwill	551.9	26.8	23.2
Intangible assets, net of accumulated amortization of $2.4	467.6	\	\
Other assets	133.0	87.2	84.2
Deferred tax assets	84.4	113.7	127.3
Retirement benefit asset	61.3	56.3	50.7

Total assets	$5,994.7	$4,029.2	$3,640.3

Liabilities and Shareholders’ equity

Current liabilities:
Loans and overdrafts	$31.2	$19.3	$1.7
Accounts payable	235.0	162.9	130.3
Accrued expenses and other current liabilities	422.1	328.5	259.7
Deferred revenue	211.1	173.0	154.6
Deferred tax liabilities	218.9	113.1	140.8
Income taxes	55.4	103.9	46.9

Total current liabilities	1,173.7	900.7	734.0

Non-current liabilities:
Long-term debt	1,379.1	\	\
Other liabilities	235.4	121.7	114.6
Deferred revenue	520.4	443.7	418.4
Deferred tax liabilities	2.2	\	0.7

Total liabilities	3,310.8	1,466.1	1,267.7

Commitments and contingencies
Shareholders’ equity:
Common shares of $0.18 par value: authorized 500 shares, 80.2 shares
outstanding (Feb 1, 2014: 80.2 shares outstanding; August 3, 2013: 80.5	15.7	15.7	15.7
shares outstanding)
Additional paid-in capital	262.5	258.8	249.3
Other reserves	0.4	0.4	0.4
Treasury shares at cost: 7.0 shares (Feb 1, 2014: 7.0 shares; August 3,	(367.0)	(346.2)	(321.8)
2014: 6.7 shares)
Retained earnings	2,935.3	2,812.9	2,628.9
Accumulated other comprehensive loss	(163.0)	(178.5)	(199.9)

Total shareholders’ equity	2,683.9	2,563.1	2,372.6

Total liabilities and shareholders’ equity	$5,994.7	$4,029.2	$3,640.3

Condensed Consolidated Statements of Cash Flows
(Unaudited)
	13 weeks ended		26 weeks ended
	Aug 2,	Aug 3,	Aug 2,	Aug 3,
(in millions)	2014	2013	2014	2013

Cash flows from operating activities
Net income	$58.0	$67.4	$154.6	$159.2
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	36.5	25.5	64.5	51.1
Amortization related to purchasing accounting adjustments	(5.9)	—	(5.9)	—
Pension	(1.7)	(1.1)	(3.4)	(3.0)
Share-based compensation	4.0	3.5	7.2	6.5
Deferred taxation	(13.6)	(4.4)	(4.2)	(2.5)
Excess tax benefit from exercise of share awards	—	(4.5)	(7.7)	(4.5)
Debt issuance fee amortization and charges	4.5	0.1	5.5	0.2
Other non-cash movements	0.7	(0.7)	0.1	(0.9)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(7.9)	5.2	58.3	52.8
(Increase) decrease in other receivables and other assets	(2.3)	(4.4)	(4.0)	(9.9)
(Increase) decrease in other current assets	(23.2)	(0.5)	(22.7)	4.0
Decrease (increase) in inventories	37.0	(2.7)	17.1	(57.4)
Decrease in accounts payable	(24.7)	(47.6)	(28.9)	(29.3)
Increase (decrease) in accrued expenses and other liabilities	23.9	(5.8)	(19.0)	(57.1)
Increase (decrease) in deferred revenue	6.1	(0.4)	21.0	7.6
Increase (decrease) in income taxes payable	19.5	(15.8)	(48.5)	(58.2)
Effect of exchange rate changes on currency swaps	(0.5)	(0.4)	(0.1)	(0.1)

Net cash provided by operating activities	110.4	13.4	183.9	58.5

Investing activities
Purchase of property, plant and equipment	(61.9)	(30.4)	(90.0)	(53.6)
Purchase of available-for-sale securities	(1.2)	—	(1.2)	—
Proceeds from sale of available-for-sale securities	1.0	—	1.0	—
Acquisition of Ultra Stores, Inc, net of cash acquired	—	1.4	—	1.4
Acquisition of Zale Corporation, net of cash acquired	(1,429.2)	—	(1,429.2)	—

Net cash used in investing activities	(1,491.3)	(29.0)	(1,519.4)	(52.2)

Financing activities
Dividends paid	(14.4)	(12.1)	(26.4)	(21.9)
Proceeds from issuance of common shares	1.0	0.2	2.0	5.2
Excess tax benefit from exercise of share awards	—	4.5	7.7	4.5
Proceeds of long-term debt	1,398.4	—	1,398.4	—
Payment of debt issuance costs	(15.4)	—	(18.4)	—
Repurchase of common shares	(11.0)	(25.0)	(22.4)	(75.1)
Net settlement of equity based awards	0.2	0.1	(15.1)	(9.0)
Principal payments under capital lease obligations	(0.2)	—	(0.2)	—
(Repayment of) proceeds from short-term borrowings	(11.7)	(4.0)	(22.2)	1.7

Net cash provided by (used in) financing activities	1,346.9	(36.3)	1,303.4	(94.6)

Cash and cash equivalents at beginning of period	249.1	263.7	247.6	301.0
(Decrease) increase in cash and cash equivalents	(34.0)	(51.9)	(32.1)	(88.3)
Effect of exchange rate changes on cash and cash equivalents	(0.1)	1.1	(0.5)	0.2

Cash and cash equivalents at end of period	$215.0	$212.9	$215.0	$212.9